Exhibit 4.59

Contract No.: H. Y. (2022) S. E. D. Zi (TUO YI) No. [ ]

Contract on Mortgage

under the Debt Ceiling

(Corporate Business)

China Resources Bank of Zhuhai Co., Ltd.

September 2022 Edition

Contract on Mortgage under the Debt Ceiling

Mortgagee: China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch

Mortgagor: Shenzhen United Time Technology Co., Ltd.

Whereas the Mortgagor (if the mortgaged asset is shared by the Mortgagor and the third party, all references to the “Mortgagor” hereunder shall also include the co-owner of the mortgaged asset) is willing to provide the maximum mortgage guarantee for the successive creditor’s rights between the Mortgagee and Shenzhen United Time Technology Co., Ltd. (hereinafter referred to as the Debtor) in accordance with the relevant State laws and regulations, the parties have hereby entered into this Contract by consensus.

Chapter 1 Types and Amounts of Guaranteed Creditor’s Rights

Article 1 Types and Amounts of Guaranteed Creditor’s Rights

1. The creditor’s rights guaranteed by the Mortgagor are the creditor’s rights (including the starting date and the expiration date of the period; hereinafter referred to as: the creditor’s rights determination term) enjoyed by the Mortgagee against the Debtor based on the master contract (all credit granting business contracts) signed with the Debtor, the various types of credit granting business processed, and the purchase of bonds/bills/asset-backed securities issued by the Debtor or the assumption of payment obligations, etc., (including contingent creditor’s rights, hereinafter the same), as well as prior creditor’s rights agreed by both parties within the maximum creditor’s rights amount of RMB forty-four million yuan only (in words) during the period from November 15, 2022 to November 15, 2024; the guaranteed creditor’s rights include but are not limited to:

(1) All creditor’s rights enjoyed by the Mortgagee against the Debtor under the Comprehensive Credit Granting Contract with contract No. H. Y. (2022) S. E. D. Zi (TUO YI) No.[   ] in respect of all specific credit granting business contracts with the Debtor.

(2) All outstanding creditor’s rights enjoyed by the Mortgagee against the Debtor under Contract No.     /                   .

(3) The creditor’s rights enjoyed by the Mortgagee against the Debtor as a result of all the credit granting business contracts to be signed with the Debtor in succession during the creditor’s rights determination term.

(4) The creditor’s rights enjoyed by the Mortgagee against the Debtor as a result of granting a loan, etc., to the Debtor during the creditor’s rights determination term.

(5) The creditor’s rights (including contingent creditor’s rights) enjoyed by the Mortgagee against the Debtor as a result of the issuance of bank acceptances, L/Cs, or L/Gs (including a standby L/Cs, hereinafter the same), etc., during the creditor’s rights determination term.

(6) The creditor’s rights (including contingent creditor’s rights) enjoyed by the Mortgagee against the Debtor as a result of the processing of factoring business, commercial bill discounting business, commercial bill pledge business, forfaiting business, etc. during the creditor’s rights determination term.

(7) The creditor’s rights enjoyed by the Mortgagee against the Debtor as a result of the purchase of short-term financing, medium-term notes, private placement note (PPN), corporate bonds, enterprise bonds, credit asset securitization, enterprise asset securitization, asset-backed notes, asset-backed programs, etc., issued by the Debtor or subject to a payment obligation during the creditor’s rights determination term.

2. The aforesaid maximum creditor’s rights amount refers to the maximum balance of all the guaranteed creditor’s right in different currencies converted into RMB in accordance with the mid-rate of foreign exchange published by the Mortgagee on the creditor’s rights determination date for which the Mortgagor has assumed the maximum mortgage guarantee.

3. Regardless of whether the above principal creditor’s rights have expired or formed at the expiration of the creditor’s rights determination term, as long as any of the dates, such as the signing date, effective date and maturity date of the aforesaid master contract (all credit granting business contracts), the occurrence date, formation date, maturity date of the principal creditor’s rights, the occurrence date, acceptance date, bill issue date, discount date, confirmation date of the credit granting business, the transfer date of loan/discount payment/forfaiting payment/factoring financing payment, the issuance date of L/G (including standby L/C), the registration date of commercial bill pledge, the endorsement date, payment reminder date, advance date of the commercial bill, the transfer date, notification date, starting date, maturity date of the creditor’s rights/accounts receivables falls within the creditor’s rights determination term, the corresponding principal creditor’s rights shall be covered by the mortgage guarantee of the Mortgagor.

4. Where the principal creditor’s right is in a currency other than RMB, it shall be converted into RMB at the mid-price published by the Mortgagee on the creditor’s rights determination date.

Article 2 The credit granting business stipulated herein refers to the Bank’s provision of direct financial support to the customer, or its guarantee of the customer’s liability for indemnification or payment that may arise from the customer’s relevant economic activities. It includes but is not limited to all kinds of loans, overdrafts, discounts and/or all kinds of trade financing (including but not limited to import bill advance, import collection financing, import outward remittance financing, export bill purchase, export collection financing, export invoice financing, export order financing, packing loans, domestic documentary letter of credit, domestic letter of credit negotiation, import/export factoring financing, etc.), the issuance of bank acceptance, L/C or L/G (including standby L/C, the same below), discounting, bill pledge, factoring, etc.

Article 3 Any principal of principal creditor’s rights such as the currency, amount, interest rate and debt performance period shall be specifically agreed upon between the Mortgagee and the Debtor in the master contract (including the application for the use of the line of credit/credit granting business under the master contract and/or other documents signed by both the Mortgagee and the Debtor, etc.) and the corresponding credit granting business agreement in respect of the principal creditor’s rights. The Mortgagor has carefully read the Master Contract and confirmed all the terms and conditions.

Article 4 During the creditor’s rights determination term and the maximum creditor’s rights amount agreed herein, the Mortgagor shall not be required to confirm or register the guarantee on a case-by-case basis upon the Mortgagee’s issuance of the loan or provision of other credit granting business as agreed herein.

Chapter 2 Scope of Maximum Mortgage Guarantee

Article 5 Scope of Guarantee

The scope of the Mortgagor’s maximum mortgage guarantee is as follows: including but not limited to the principal and interest of principal creditor’s rights, compound interest, penalty interest, liquidated damages, damage compensation, interest on the debt for delay in performance, the costs of realizing creditor’s rights and the mortgage rights; the costs for the realization of the creditor’s rights and the mortgage right include but are not limited to, the collection costs, litigation costs (or arbitration costs), the costs of safekeeping the mortgaged asset, the costs of disposing of the mortgaged asset, the transfer fees, the preservation fees, the announcement fees , execution fees, attorney fees, travel expenses and other expenses.

Each of the above creditor’s rights is collectively referred to as the guaranteed creditor’s rights herein.

Article 6 In case the principal creditor’s right is an advance payment, or any of the other principal creditor’s rights actually formed is beyond the creditor’s rights determination term, it is still covered by this Maximum Mortgage. The maturity date of the principal creditor’s right is not limited by the expiration date of the creditor’s rights determination term.

Chapter 3 Mortgaged Property

Article 7 The mortgaged property hereunder is detailed in the attached “List of Mortgaged Property” (hereinafter: “List of Mortgaged Property”). The “List of Mortgaged Property” is attached as an annex to this Contract and has the same legal effect as this Contract.

Article 8 The value of the mortgaged asset recorded in the “List of Mortgaged Property” hereof or otherwise agreed upon by both parties (hereinafter referred to as the “provisional value”), regardless of whether it is recorded in the register book of the registration authority or not, does not indicate the final value of the mortgaged asset, which is subject to the net amount after deduction of taxes and fees from the actual disposal of the mortgaged asset upon the realization of the mortgaged right.

In the event that the mortgaged property is used to offset the creditor’s rights of the Mortgagee, the above provisional value shall not serve as a basis for offsetting the mortgaged property against the creditor’s rights of the Mortgagee, and the value of the mortgaged property shall then be determined by the consensus of the Mortgagor and the Mortgagee, or by a fair appraisal in accordance with the law.

In respect of mortgaged property for which a mortgage has been registered, if the mortgage term exceeds two years, a pre-appraisal by an appraisal company with a simplified appraisal report is carried out once a year (except for the year in which a formal appraisal report is issued); in addition, a formal appraisal shall be conducted every three years with a formal assessment report. The qualification of the assessment company shall be subject to approval by the Mortgagee.

During the term of this Contract, the Mortgagor shall be obliged to take remedial measures approved by the Mortgagee to realize or restore the said value of the Mortgaged Assets, regardless of the reasons for the reduction of the value of the Mortgaged Assets.

Article 9 In case the issuance of new certificate of ownership or other rights in respect of the mortgaged property leads to inconsistency between the “List of Mortgaged Property” hereof or the real estate registration certificate or mortgage rights certification document received by the Mortgagee and the relevant entries in the aforesaid new certificate of ownership or register book of the registration authority, the Mortgagor shall not refuse to assume the guarantee liability on this ground.

Article 10: The effects of a mortgage right shall extend to the subordination of mortgaged asset, subordinate rights, appurtenances, additions (attachments, mixtures and processed items), natural and legal fruits, subrogation of mortgaged asset, and insurance, indemnification and compensation arising from the destruction, loss or expropriation of the mortgaged asset.

Article 11 In the event that a mortgaged asset is destroyed, lost or expropriated, the Mortgagor shall immediately inform the Mortgagee and promptly submit to the Mortgagee the certificate of destruction, loss or expropriation of the mortgaged asset issued by the relevant competent authority or authorized department.

Where the mortgaged asset is destroyed, lost or expropriated, the insurance, indemnity or compensation received by the Mortgagor shall be used to pay off the guaranteed creditor’s right in advance or, with the consent of the Mortgagee, be used to restore the value of the mortgaged asset or be deposited in the margin account designated by the Mortgagor to provide security for the guaranteed creditor’s right. The unreduced value of the mortgaged asset shall still serve as security for the guaranteed creditor’s right.

Article 12 Proof of ownership and relevant information of the mortgaged asset shall be kept by the Mortgagee after mutual confirmation by both parties, unless otherwise provided for by laws and regulations or agreed upon by both parties.

Chapter 4 Statement and Guarantee of Mortgagor

Article 13 The Mortgagor hereby makes the following statements and guarantees to the Mortgagee:

1. The mortgagor is in possession of civil rights and full capacity for civil conduct ( if the mortgagor is a natural person) / the mortgagor is legally incorporated and legally subsisting, with all the necessary rights and capacities (if the mortgagor is a non-natural person), and competent to fulfill the obligations of the present contract and bear civil liabilities in its own name.

2. The signing and performance hereof is a true intention of the mortgagor. The mortgagor is legally qualified as a guarantor, and the mortgagor’s guarantees hereunder are in compliance with the laws, administrative regulations, rules and regulations and the mortgagor’s articles of incorporation or internal organizational documents, and have been approved by the company’s internal competent divisions and/or the relevant State competent authorities. All liabilities arising from the Mortgagor’s or its legal representative’s unauthorized execution hereof shall be borne by the Mortgagor, including but not limited to, full indemnification of the Mortgagee for any damages suffered by the Mortgagor as a result thereof.

3. All documents, information, statements and certificates provided by the Mortgagor to the Mortgagee are accurate, true, complete and valid, and the documents provided in the form of photocopies correspond to the originals.

4. The Mortgagor has full and undisputed ownership or disposition of the mortgaged asset.

5. The mortgaged asset is legally negotiable or transferable. The mortgaged asset is free from any defects, has not been legally seized, detained, or supervised, and is not subject to any controversial situations such as restriction on transactions, unpaid taxes, or delinquent payments on construction work in progress, as well as mortgages, pledges, and lawsuits (arbitration).

6. The Mortgagor has completed or shall complete all the required registration, filing or notarization procedures, including but not limited to the registration of the mortgaged asset with the relevant registration authorities.

7. The mortgaged asset is not sealed up, detained or supervised.

8. The Mortgagor shall truthfully inform of the arrears of taxes, the price of the construction work and other payments in respect of the mortgaged asset, and the fact that the mortgaged asset has been mortgaged or leased.

9. In case there are other co-owners or share-owners on the mortgaged asset, the Mortgagor shall truthfully, accurately and completely disclose to the Mortgagee all the facts about the co-ownership, and obtain all necessary consents and approvals from the co-owners as required by the Mortgagee in respect of the mortgaged matters hereunder. Upon the signing hereof, the Mortgagor shall not change the common nature and status of the mortgaged asset (including but not limited to, the conversion of co-owners into share-owners, the conversion of share-owners into co-owners, or the change of share-owners) without the written consent of the Mortgagee.

10. Where the mortgaged asset hereunder is on real estate, no right of residence, has been set up on the mortgaged real estate as of the time of the Mortgagor’s signing hereof; where the mortgaged asset is on movable property, no right of pledge of the price has been set up as of the mortgaged asset.

11. Where the Mortgagor and its controlling shareholders at all levels belong to the publicly listed company (including companies whose shares are traded on other national securities exchanges approved by the State Council) or the controlling subsidiary within the scope of the consolidated statement of accounts of a publicly listed company, it is guaranteed that it shall promptly fulfill the information disclosure obligations in respect of such guarantee in accordance with the requirements of the Security Law, the Rules Governing the Listing of Stocks on Stock Exchanges and other laws, rules and regulations.

12. The mortgaged asset has no priority over the Mortgagee’s right of first payment and there are no other circumstances that affects the Mortgagee to realize the mortgage.

13. Regardless of whether the Mortgagee holds other guarantees (including but not limited to guarantees, mortgages, pledges, L/Gs, standby L/Cs and other forms of guarantees) for the guaranteed creditor’s rights, regardless of when the aforesaid other guarantees are established and valid, whether the Mortgagee has made a claim against the other guarantee subjects, regardless of whether a third party agrees to assume all or part of the debts under the master contract, and regardless of whether the other guarantees are provided by the Borrower itself, the guarantee liability of the Mortgagor hereunder and the guarantees established hereunder shall not be reduced or otherwise affected, and the Mortgagee may directly require the Mortgagor to assume the guarantee liability within the scope of the guaranteed debts as agreed upon herein, or to directly execute the guarantees established hereunder, and the Mortgagor shall have no objection to this.

Article 14 In case of any of the following circumstances during the duration of the mortgage, the Mortgagor shall provide a new guarantee as required by the Mortgagee:

1. The mortgaged asset may be damaged or substantially reduced in value.

2. The security and integrity of the mortgaged asset are or may be adversely affected.

3. The ownership of the mortgaged asset is in dispute.

4. The mortgaged asset is subject to property preservation or execution measures such as seizure, attachment or other coercive measures during the mortgage period.

5. The mortgage right is or may be infringed by any third party.

6. The Mortgagor (if the Mortgagor is a non-natural person) shall cease business, dissolve, be suspended for rectification, be subject to revocation of its business license, be revoked, or file (be filed) for bankruptcy.

7. The Mortgagor has a major safety or environmental accident.

8. The audit opinion issued by the Mortgagor’s external auditor on its financial statements is not a standard unqualified opinion.

9. The mortgagor is or may be investigated, penalized or subject to similar other measures by the competent authorities for violation of laws and regulations and/or regulatory requirements; applying for bankruptcy or reorganization.

Chapter 5 Mortgagor’s Commitment

Article 15 Before all the guaranteed creditor’s right are paid off, the Mortgagor is committed to abide by the following provisions:

1. The Mortgagor shall ensure that the ownership/disposal right of the mortgaged asset is always legal and valid.

2. The Mortgagor shall provide the Mortgagee with all valid information about the mortgaged asset.

3. At the request of the Mortgagee, the Mortgagor shall at all times submit to the Mortgagee financial reports, financial statements or other materials reflecting the state of its operations and creditworthiness.

4. The Mortgagor shall report to the Mortgagee the contents of any notice or order relating to the mortgaged asset issued by any government department within 5 workdays upon receipt of such notice or order.

5. The Mortgagor shall pay all taxes and expenses payable in respect of the mortgaged asset on schedule.

6. The Mortgagor shall promptly notify the Mortgagee of any material matter in regard to the Mortgagor and of any event that may affect the mortgaged asset or its value. Where the Mortgagee believes that such event causes or may cause depreciation of the collateral, it may require the Mortgagor to provide a guarantee as recognized by it.

7. Without the written consent of the Mortgagee, the Mortgagor shall not engage in any act that diminishes or may diminish the value of the mortgaged asset; and shall not dispose of the mortgaged asset by any means, such as by transfer, gift, lease, creation of a real right for security, establishment of a right of residence, etc.

Article 16 The Mortgagor makes the following commitments to the Mortgagee:

1. In case of any of the following circumstances, the Mortgagor shall continue to perform its guarantee liability hereunder without the consent of the Mortgagor, and cooperate with the corresponding mortgage transfer and change registration procedures (if required):

(1) The Mortgagee and the Debtor have negotiated a change in the master contract/principal creditor’s rights that does not aggravate the Debtor’s liability (unless otherwise agreed in this Contract).

(2) The Mortgagee and the Debtor negotiate an extension of the period for the performance of the principal creditor’s rights.

(3) Under international and domestic trade financing, the Mortgagee and the Debtor amend the L/C related to the principal creditor’s rights in a way that does not aggravate the Debtor’s payment obligations under the L/C.

(4) The Mortgagee transfers the principal creditor’s right and the maximum mortgage.

(5) The Mortgagee and the Debtor agree to raise the loan interest rate under the Master Contract through negotiation.

(6) The amount of principal creditor’s rights changes as a result of the adjustment of floating interest rate or loan prime rate (LPR) in the Master Contract.

2. The Mortgagor shall bear all expenses incurred by the Mortgagee for the realization of the mortgage right hereunder, including but not limited to litigation costs, attorney fees, auction fees, and selling fees, etc.

3. The Mortgagor shall be liable for any damage caused to the Mortgagee or a third person by the mortgaged asset other than by the Mortgagee.

4. In the event that the Mortgagee’s mortgage is or may be infringed upon by any third party, the Mortgagor shall promptly notify the Mortgagee in writing and assist the Mortgagee in avoiding the infringement.

5. The Mortgagor actively cooperates in the realization of the mortgage right and does not set up any obstacles to restrict the exercise of the mortgage right of the Mortgagee.

6. Any of the following circumstances shall be promptly notified to the Mortgagee:

(1) Changes in legal registered name, articles of association, scope of business, registered capital, legal representative, and equity;

(2) Closure of business, dissolution, liquidation, suspension of business for reorganization, revocation of business license, revocation or filing (being filed) for bankruptcy;

(3) Involvement or possible involvement in major economic disputes, litigation, arbitration, or property that has been legally seized, detained or supervised;

(4) Any change in the valid ID number, residence, work unit, contact information, etc. when with respect to a natural person Mortgagor;

(5) Any other event that may affect the mortgaged asset’s value or the Mortgagee’s right to mortgage hereunder.

7. The Mortgagor shall promptly sign for the written notice issued by the Mortgagee.

8. In case the guaranteed creditor’s right is also guaranteed by the guarantee, mortgage or pledge provided by the Debtor or a third party, the Mortgagee shall be entitled to exercise the guarantee right at its own discretion, including but not limited to: the Mortgagee has the right to request the Mortgagor to make immediate payment for all sums due and payable by the Debtor without first exercising its real right for security or claiming its rights against other Guarantors, and has the right to claim part or all of its security rights against one or more guarantors, including the Mortgagor, individually or simultaneously and without regard to any particular order of priority; should the Mortgagee waive or alter its guarantee rights against other Guarantors, or waive or alter the right of subordination of the real right for security, the Mortgagor shall still be liable for the guarantee as stipulated herein and not exempted from any liability.

9. In the event of any of the following circumstances under domestic L/C, buyer financing under domestic L/C, import L/C and import bill advance/import payment agency business, the Mortgagor shall have an irrefutable mortgage guarantee obligation, and the Mortgagor shall not be exempted or defended by any judicial or administrative authority that issues a stop-payment order, injunction, or takes measures to seal up, detain, freeze the property related to the L/C or similar measures with respect to the payment obligations under such L/C:

(1) The Mortgagee’s designee or authorized person has made payment in good faith in accordance with the Mortgagee’s instructions;

(2) The Mortgagee or its designee or authorized person has in good faith issued a confirmation of payment due for the goods under the domestic L/C or has in good faith made an acceptance of the documents under the import L/C;

(3) The confirming bank of the L/C has performed its payment obligations in good faith;

(4) The negotiating bank of the L/C has negotiated the payment in good faith.

10. Under the business of delivery guarantee, endorsement of bill of lading and authorized delivery of goods, the Mortgagor shall not raise exemption or defense as a result of the Debtor’s refusal to pay the corresponding L/C.

11. The mortgaged asset is not a residential house necessary for the Mortgagor and his dependent family members.

12. The Mortgagor shall abide by the anti-money laundering laws and regulations of the People’s Republic of China, and shall not be involved in suspected money laundering, terrorist financing, proliferation financing and other illegal and criminal activities; take the initiative to cooperate with the Mortgagee’s customer identification and due diligence, provide true, accurate and complete customer information, and comply with the Mortgagee’s anti-money laundering and anti-terrorist financing related management regulations. For customers suspected of money laundering and terrorist financing based on reasonable suspicion, the Mortgagee shall take necessary control measures in accordance with the anti-money laundering supervisions of the People’s Bank of China.

13. In case the mortgaged asset provided by the Mortgagor to the Mortgagee is movable property, the Mortgagor guarantees that there are no outstanding payments for the goods and outstanding financing payments arising from the purchase of the mortgaged asset, and pledges not to establish any other guarantees for the purchase price of the mortgaged asset by the Mortgagor, except for those cases which have been disclosed to the mortgagor in writing.

Chapter 6 Occupancy and Management of Mortgaged Asset

Article 17 Prior to the realization of the mortgage right by the Mortgagee, the mortgaged asset hereunder shall be occupied and managed by the Mortgagor. The Mortgagor shall keep the collateral intact when it is possessed, and the Mortgagee shall have the right to check the management of the collateral. Expenses incurred from the collateral management and maintenance shall be borne by the Mortgagor.

Article 18 In the event of damage or loss of the mortgaged asset or the insurance accident agreed upon in the insurance policy, the Mortgagor shall promptly inform the Mortgagee and take immediate measures to prevent the loss from expanding, and at the same time shall promptly submit to the Mortgagee the proof of the reasons for the damage or loss issued by the relevant competent authorities, and timely file the claim with the insured insurance company.

Chapter 7 Disposition of Mortgaged Asset

Article 19 All proceeds received by the Mortgagor from the transfer or other disposition of the mortgaged asset with the consent of the Mortgagee shall be immediately deposited in the security deposit account designated by the Mortgagee to secure or satisfy the guaranteed creditor’s right. The Mortgagor shall not withdraw any funds from such account without the written consent of the Mortgagee. The Mortgagee shall have the priority of compensation for the monies mentioned above.

Article 20 During the mortgage period, in the event of any of the events of default agreed upon herein, the Mortgagee shall be entitled to take the following actions in accordance with the law:

1. To the extent permitted by law, the Mortgagee shall have the right to sell the mortgaged asset at auction or in the appropriate time at a market price that the Mortgagee deems appropriate and shall not be liable for any loss suffered by the Mortgagor as a result thereof.

2. The Mortgagee requires the Mortgagor to reimburse the necessary expenses incurred by the Mortgagee in exercising any of its rights hereunder or by law.

The Mortgagee shall have the right to choose to exercise all or part of the above-mentioned rights or to suspend the exercise of any right, and the Mortgagor shall provide necessary cooperation.

Article 21 The proceeds from the disposition of the mortgaged asset by the Mortgagee shall be handled in the following order:

1. For payment of all expenses and expenditures incurred by the Mortgagee in the exercise of its rights or its disposition of the mortgaged asset (including expenses incurred by the Mortgagee in engaging any professional or managers for the purpose of exercising its rights).

2. For payment of taxes payable by the Mortgagee on the disposition of the mortgaged asset.

3. For repayment of guaranteed creditor’s right.

4. Upon deduction of the above payments, the Mortgagee shall deliver the balance to the Mortgagor, if any.

In case the proceeds from the disposition of the mortgaged asset by the Mortgagee are insufficient to satisfy the guaranteed creditor’s right, the Mortgagee still has the right to further pursue the debtor in accordance with the law.

Article 22 Whenever the Mortgagee exercise its rights hereunder or dispose of the mortgaged asset in accordance with the law, the Mortgagee shall not be liable for any losses caused to the Mortgagor or the mortgaged asset as a result of the exercise of its rights or the disposal of the mortgaged asset, except due to its willfulness or gross negligence.

Article 23 Special provisions on the demolition and relocation of the mortgaged buildings, other land attachments and the construction land use right:

1. Where the mortgaged asset hereunder is building, other land attachment or construction land use right, and subject to requisition, expropriation or similar circumstances that necessitate demolition or relocation (hereinafter collectively referred to as “demolition or relocation”), the Mortgagor shall notify the Mortgagee of such demolition or relocation within three days thereof.

2. Where the demolition or relocation takes the form of right-for-right compensation and the Debtor fails to pay off the guaranteed creditor’s right in advance, the mortgagor shall keep on granting mortgage for the guaranteed creditor’s right with the buildings, other land attachments and construction land use rights exchanged for the demolition or relocation and sign the relevant contracts, and cooperate with the Mortgagee in the procedures of mortgage advance-notice registration and mortgage registration of such mortgages for the building, other land attachment and construction land-use right exchanged for the demolition or relocation. Before the mortgage registration is refreshed, the Mortgagee shall have the right to require the Mortgagor to provide other guarantees.

3. Where the demolition and relocation takes the form of monetary compensation, the Mortgagee shall have the right to receive priority compensation for the demolition and relocation compensation received by the Mortgagor; where the performance term of the principal creditor’s rights has not expired, the Mortgagee shall have the right to require the Mortgagor to deposit the demolition and relocation compensation into a security deposit account or to provide guarantee for the guaranteed creditor’s right in the form of a deposit certificate pledge or other form of guarantee.

4. In case the Mortgagor violates the provisions of this Article, it shall pay liquidated damages to the Mortgagee at 5% of the maximum creditor’s rights amount hereunder and compensate the Mortgagee for the losses arising therefrom.

Article 24 Any mortgaged asset that is legally sealed (detained) by the people’s court due to the late payment of principal and interest of the principal creditor’s rights or other circumstances stipulated herein for the realization of the mortgage right, the Mortgagee shall have the right to collect the natural fruits or legal fruits of the mortgaged property from the date of the sealing ( detention ), and the fruits shall be offset against the costs of collecting the fruits first.

Chapter 8 Registration of Mortgages

Article 25 The Mortgagor and the Mortgagee or the Mortgagee’s authorized agent shall conduct the mortgage registration formalities as stipulated within ten workdays upon the signing hereof. The real estate registration certificate with respect to this mortgage registration or other mortgage registration documents issued by the mortgage registration authority shall be held by the Mortgagee.

Article 26 During the mortgage period, if it is necessary to register the alter or transfer by the registration authority, the Mortgagor shall assist the Mortgagee and the transferee in registering the corresponding change.

Chapter 9 Guarantee Clauses

Article 27 Guarantee Clauses

1. In the event that the mortgage right has not been set up or is invalid due to the following causes, and the Mortgagor and the Debtor are not the same person, the Mortgagor shall provide the guarantee under the debt ceiling with respect to the guaranteed creditor’s right, which shall be subject to the agreement in Article 1 hereof. And the guarantee shall be in the form of joint and several liability guarantee:

(1) The Mortgagor fails to register the mortgaged asset as specified herein;

(2) The statements and guarantees made by the Mortgagor are false.

(3) Other reasons of the Mortgagor.

2. The guaranteed creditor’s right and guarantee scope guaranteed by the guarantee under the debt ceiling are consistent with the guaranteed creditor’s right and guarantee scope guaranteed by mortgage guarantee hereunder.

3. The guarantee period shall be respectively calculated based on the performance period of the principal creditor’s rights (under the issuance of banker acceptances/L/Cs/L/Gs, based on the date of the Mortgagee’s advance, hereinafter referred to as the same). The guarantee period for each principal creditor’s rights shall be three years from the day following the expiry date of the performance period of the creditor’s rights (or the date of advancement by the Mortgagee).

Where the Mortgagee declares the early maturity of any of the principal creditor’s rights, the expiry date for the performance of that principal creditor’s rights shall be the early maturity date declared by the Mortgagee.

4. In case the guaranteed creditor’s right is also guaranteed by the guarantee, mortgage or pledge provided by the Debtor or a third party, the Mortgagee shall be entitled to exercise the guarantee right at its own discretion, including but not limited to: the Mortgagee has the right to request the Mortgagor to pay immediately all sums due and payable by the Debtor without first exercising its security interest or claiming its rights against other Guarantors, and has the right to claim part or all of its security rights against one or more guarantors, including the Mortgagor, individually or simultaneously and without regard to any particular order of priority; should the Mortgagee waive or change its guarantee rights against other Guarantors, or waive or change the right of subordination of the security interest, the Mortgagor shall still be liable for the guarantee as stipulated herein and not exempted from any liability.

5. This guarantee clause shall take effect independently of the other articles hereof, and the guarantee clause shall enter into force on the condition that the mortgage right hereunder has not been set up or is invalid for the reasons set forth the Article 1.

Chapter 10 Insurance of Mortgaged Asset

Article 28 The mortgaged asset hereunder is required (required/not required to be) insured. If the mortgaged asset is required to be insured, the assumption of premium is agreed as follows:

Article 29 The mortgaged asset to be insured is agreed as follows:

1. The mortgage insurance shall be determined at the request of the Mortgagee in terms of the amount and duration of the insurance, and the Mortgagee shall be designated as the first beneficiary or insured of the insurance rights and interests. After the insurance formalities are finished, if the corresponding policy is a paper document, the original policy shall be kept by the Mortgagee. Provided that the mortgage insurance fails to complete in one go, the Mortgagor shall promptly renew the insurance to ensure that the property insurance of the mortgaged asset is uninterrupted during the survival of the principal creditor’s rights.

2. In case the mortgage insurance is required to be handled by the Mortgagor and/or the Mortgagee, the Mortgagor and/or the Mortgagee shall timely handle the relevant procedures or provide the necessary assistance and support, as well as fulfill other obligations necessary to preserve the effective survival of the insurance.

3. In case the Mortgagor is required to assume the premiums pursuant to the contract, the Mortgagor shall pay the corresponding premiums on time during the validity period hereof.

4. Where the Mortgagor fails to promptly go through the relevant insurance (renewal) procedures or provide the necessary assistance and support or perform the necessary obligations, or fails to pay the premiums payable by the Mortgagor as agreed herein, the Mortgagee shall have the right to go through the relevant insurance (renewal) procedures on behalf of the Mortgagor and/or pay the premiums payable by the Mortgagor on behalf of the Mortgagor and/or take other measures for the continuity of the insurance, and the Mortgagee shall have the right to recover from the Mortgagor the insurance premiums thus incurred and other related expenses payable by the Mortgagor.

5. During the mortgage period, the Mortgagor shall not alter, cancel or terminate the Insurance Contract unilaterally or in consultation with the insurer without the written consent of the Mortgagee; and shall not waive the right to claim for insurance benefits or the right to claim for compensation from a third party.

6. During the contractual validity period, in the event of loss or damage of the mortgaged asset, the Mortgagee shall be compensated in priority in respect of the insurance, indemnity or compensation of the mortgaged asset, etc.

Chapter 11 Realization of Mortgage Right

Article 30 The Mortgagee shall have the right to realize the mortgage right under any of the following circumstances:

1. The Debtor fails to satisfy the guaranteed creditor’s right when it expires (including early expiration).

2. The Mortgagor fails to provide a separate guarantee as agreed herein.

3. The Mortgagor or Debtor is filed for bankruptcy or closure of business, dissolution, liquidation or suspension of business for rectification, suspension of business license, or revocation.

4. The Mortgagor fails to follow the principle of fair trade in dispose of the mortgaged asset for which a floating mortgage on movable property has been set in the course of production and operation.

5. The Mortgagor fails to keep the mortgaged asset intact and in good condition, or there are matters that impair the value of the mortgaged asset, and the Mortgagor refuses to provide supplementary guarantee.

6. The Mortgagor transfers the mortgaged asset without the written consent of the Mortgagee.

7. Other cases stipulated by laws and regulations that the Mortgagee may realize the mortgage right.

Article 31 In the event of the realization of the mortgage right, the Mortgagee may, through consultation with the Mortgagor, auction or sell the mortgaged asset and receive the proceeds in priority, or discount the value of the mortgaged asset to offset the guaranteed creditor’s rights. Where the Mortgagor and the Mortgagee have not reached an agreement on the way to realize the mortgage right, the Mortgagee may directly request the people’s court to auction or sell the mortgaged property.

Article 32 In case the proceeds from disposition of the mortgaged asset do not correspond to the currency of the principal creditor’s rights, the guaranteed creditor’s right shall be satisfied by converting the proceeds of disposition into the currency of the principal creditor’s rights at the applicable exchange rate of the corresponding currency announced by the Mortgagee.

Article 33 Where the Mortgagee waives, modifies or forfeits other security interests in the guaranteed creditor’s right, the Mortgagor’s security liability shall prevail and shall not be invalidated or reduced as a result.

Article 34 Where the Mortgagor grants guarantee by the mortgaged asset hereunder for several creditor’s rights between the Debtor and the Mortgagee, including but not limited to the guaranteed creditor’s right hereunder, and the discounted value or the proceeds from auction or sale of the mortgaged asset are not sufficient to settle all the creditor’s rights due, the creditor’s rights to be settled and the order of setoff shall be determined by the Mortgagee.

Article 35 When the Mortgagee disposes of the mortgaged asset pursuant to this Contract, the Mortgagor shall not set up any obstacle (including intervention from any third party) or take any action that may hinder or delay the Mortgagee’s disposition of the mortgaged asset pursuant to this Contract. In case there are other co-owners on the mortgaged asset, the Mortgagor shall notify the other co-owners of the conditions for the transfer of the mortgaged asset within [3] days upon the determination of the conditions for the transfer of the mortgaged asset; if the Mortgagor fails to notify the other co-owners after the deadline, the Mortgagee shall have the right to perform the aforesaid notification obligation on behalf of the Mortgagor, and the aforesaid notification act shall be legally binding on the Mortgagor. The Mortgagor pledges to provide active assistance at the request of the Mortgagee in order to enable the Mortgagee to realize its mortgage as soon as possible.

Chapter 12 Breach of Contract

Article 36 Once this Contract comes into effect, any party that fails to perform any of its obligations hereunder or breaches any of its representations, warranties and commitments hereunder shall constitute a breach of contract. Any loss caused to the other party as a result shall be compensated.

Article 37 In the event of the Mortgagor’s aforesaid breach of contract, the Mortgagee shall have the right to take one or more of the following measures:

1. The Mortgagee shall request the Mortgagor to remedy the default by a deadline;

2. The Mortgagee shall request the Mortgagor to restore the value or original state of the mortgaged asset by a deadline, or to provide the guarantee approved by the Mortgagee as compensation;

3. The Mortgagee shall request the Mortgagor to deposit the proceeds obtained from the disposition, etc., of the mortgaged asset or apply to the early repayment for the debt under the master contract in advance;

4. The Mortgagee shall request the Mortgagor to compensate for losses (the amount of compensation shall not limited to the value of the mortgaged asset);

5. The Mortgagee shall declare the early maturity of the creditor’s rights under the master contract and realize the mortgage right pursuant to this Contract;

6. Other measures permitted by laws and regulations.

Article 38 In case this Contract is invalidated due to the fault of the Mortgagor, the Mortgagor shall compensate the Mortgagee for all losses within the scope of the original mortgage guarantee.

Article 39 Unless otherwise agreed herein, in the event of default by either party, the other party shall have the right to take any other measures prescribed by the laws, regulations and rules of the People’s Republic of China.

Chapter 13 Miscellaneous

Article 40 Expenses incurred as a result of the conclusion and performance hereof shall be determined by agreement between the contracting parties, on condition that there are laws, regulations and rules stipulating the cost bearing entity.

Both Parties agree that an appraisal institution approved by the Mortgagee should be commissioned to appraise the value of the mortgaged asset and issue an appraisal report, with the Mortgagee (Mortgagor/Mortgagee) to bear the relevant appraisal costs.

Article 41 The Mortgagor shall not transfer or otherwise dispose of all or part of its obligations hereunder without the prior consent of the Mortgagee.

Article 42 Regardless of whether the creditor’s rights guaranteed by the maximum mortgage guarantee is determined, if the Mortgagee transfers the principal creditor’s rights in its entirety to a third party, the maximum mortgage right shall be transfered to the Assignee of the creditor’s rights as well.

After the creditor’s rights mortgaged under the Contract are determined, if the Mortgagee transfers part of the creditor’s rights, the Mortgagee agrees that the mortgage right will also be partially transferred, then the Mortgagee shall jointly enjoy the mortgage right to the Collateral in proportion to the amount of the creditor’s rights that have not been transferred with the Assignee of the transferred part; prior to the confirmation of the creditor’s rights secured by the mortgage under the Contract, if the Mortgagee assigns part of the creditor’s rights, the Mortgagor agrees that the mortgage will also be partially transferred, and the maximum amount of the Mortgagee’s principal creditor’s rights guaranteed by the original maximum amount of mortgage shall be correspondingly reduced (i.e. The maximum amount of the Mortgagee’s principal creditor’s rights guaranteed by the original maximum amount of mortgage shall be deducted from the amount of the transferred part of the creditor’s rights). After the part of the principal creditor’s rights to the mortgage that has not been transferred is determined, the Mortgagee shall jointly enjoy the right of the Collateral in proportion to the amount of the creditor’s rights that has not been transferred with the Assignee of the transferred creditor’s rights.

Article 43 The Mortgagor is fully aware of the interest rate risk. If the Mortgagee adjusts the interest rate level, interest bearing or interest settlement method according to the agreement in the Master Contract or the change of the national interest rate policy, resulting in an increase in the interest, default interest and compound interest payable by the Debtor under the Master Contract, the Mortgagor shall also bear joint and several guarantee liabilities for the increase.

Article 44 In the event that the Debtor owes other due debts to the Mortgagee in addition to the guaranteed creditor’s right, the Mortgagee has the right to withhold the amount in RMB or other currencies in the Debtor’s accounts opened in the branches of China Resources Bank of Zhuhai Co., Ltd. to pay off any of the due debts in the order of settlement to be determined by the Mortgagee.

Article 45 Any grace, favor or delay granted by the Mortgagee to the Mortgagor shall not affect, damage or restrict all the rights enjoyed by the Mortgagee pursuant to this Contract and the laws and regulations; and shall not be regarded as a waiver of the rights and interests of the Mortgagee hereunder, nor shall it affect any of the Mortgagor’s liabilities and obligations hereunder.

Article 46 In accordance with the Regulation on the Administration of Credit Investigation Industry and other relevant national laws and regulations, the Mortgagor confirms that it is aware of and understands the contents and meanings of these Articles, and hereby irrevocably agrees in writing and authorizes the Mortgagee (including the Mortgagee’s head office and each other branch of the head office) to query, use, collect, provide and report the relevant information about the Mortgagor, and the Mortgagee has the right to carry out the specific operations as follows:

1. In order to promptly understand the credit status of the Mortgagor, exclude the Mortgagor’s violation of laws and regulations, and ensure the business security between the Mortgagee and the Mortgagor hereunder, the Mortgagor shall, in accordance with the relevant state regulations, query and make use of the relevant information of the Mortgagor through the basic financial credit information database and __________ and other credit reporting agencies __________ approved and set up by the supervisory and administrative department of the State Council in charge of the credit collection industry (hereinafter referred to as “Mortgagor’s Information”).

2. Pursuant to the relevant provisions of the State, the Mortgagee shall collect the relevant information hereunder and the relevant legal documents signed between the Mortgagor and the Mortgagee, as well as other information relating to the Mortgagor obtained by the Mortgagee through the signing hereof and the relevant legal documents (hereinafter referred to as the “Credit Information Collected by the Mortgagee”), and provide it to the basic financial credit information database and ___ other credit reporting agencies __________ approved and established by the State Council’s Credit Collection Industry Supervision and Administration Department of the State Council.

3. The Mortgagee shall keep the “Mortgagor’s Information” and the “Credit Information Collected by the Mortgagee” for the purpose of internal archiving in accordance with national laws and regulations and the provisions of the Mortgagee on the business file management system, and the retention period shall not be limited to the provisions of Article 7 of this Authorization.

4. In accordance with the applicable laws and regulations and regulatory requirements, the Mortgagee shall provide the “Mortgagor’s information” and the “Credit Information Collected by the Mortgagee” to the relevant regulatory authorities such as the China Banking and Insurance Regulatory Commission and the relevant judicial and administrative authorities.

5. For the sake of providing financial services, the Mortgagee shares “Mortgagor’s Information” and the “Credit Information Collected by the Mortgagee” within the Mortgagee internal, including among its branches.

6. The Mortgagee provides “Mortgagor’s Information” and the “Credit Information Collected by the Mortgagee” to the relevant third-party institutions in accordance with the requirements of arrears collection, creditor’s rights transfer and financial services outsourcing.

7. This authorization shall commence on the date hereof and shall expire on the date of termination of all businesses hereunder.

8. The Mortgagee shall be liable for any legal obligations arising from the Mortgagee’s inquiries, use and provision of the “Mortgagor’s Information” and the “Credit Information Collected by the Mortgagee” beyond the scope of the authorization stipulated herein.

Article 47 The Mortgagor hereby irrevocably pledges that, in the event of a breach of the obligations agreed upon herein, the Mortgagee may report the information on the Mortgagor’s breach of contract to credit reporting agencies and banking associations. The relevant banking association is also authorized to share the Mortgagor’s default information among banking financial institutions and even make it public through appropriate means.

The Mortgagor voluntarily accepts the joint malicious disciplinary rights protection measures such as reduction or cessation of credit granting, cessation of opening new settlement accounts, etc. taken by the Mortgagee together with other banking financial institutions.

Article 48 The Mortgagor hereby confirms and declares that the Mortgagee has, in accordance with the law, prompted and explained to the Mortgagor the clauses in respect of the exemption or mitigation of the Mortgagee’s liability and other clauses of material interest to the Mortgagor, the black and bold font clauses, and the authorization clauses, and that the Mortgagee has already provided adequate explanations of such clauses at the Mortgagor’s request. The Mortgagor has been fully aware of and understands the meaning of such clauses and the corresponding legal consequences, and is willing to bear the legal consequences of such clauses. The Mortgagor promises to strictly abide by all obligations hereunder.

Article 49 The Mortgagor guarantees that the Mortgagor and the Mortgagor’s employees and agents shall not offer, give, solicit or accept any form of material benefits (including but not limited to cash, cards in kind, trips, etc.) or other non-material benefits other than those stipulated herein to the Mortgagee or the Mortgagee’s employees in any form; the Mortgagor shall not use the funds or services furnished by the Mortgagee in any form, either directly or indirectly, for the purpose of corruption or bribery activities associated with corruption or bribery; if the Mortgagor is aware of any violation of the provisions of this Article, it shall provide the Mortgagor with timely, truthful, complete and accurate clues and relevant information, and cooperate with the Mortgagee in the relevant matters as requested by the Mortgagee.

Article 50 The Mortgagor pledges to abide by China’s anti-money laundering related laws and regulations and not to participate in illegal and criminal activities such as suspected money laundering, terrorist financing; to actively cooperate with the Mortgagee’s customer identification and due diligence, to provide truthful, accurate, complete and effective customer information, and to comply with the Mortgagee’s anti-money laundering and anti-terrorist financing related management regulations.

In case the Mortgagee requests the Mortgagor’s assistance in compliance with anti-money laundering or other regulatory requirements, the Mortgagor shall cooperate and provide corresponding written materials.

Article 51 During the Debtor’s bankruptcy proceedings, where the Mortgagee reaches a settlement agreement with the Debtor or agrees to a reorganization plan, the rights of the Mortgagee hereunder shall not be prejudiced by the settlement agreement or the reorganization plan, and the Debtor’s liability for the guarantees shall not be reduced or exempted. The Mortgagor shall not oppose the Mortgagee’s claim with the conditions stipulated in the settlement agreement or reorganization plan. For the credit rights that the Mortgagee has made concessions to the Debtor in the settlement agreement and reorganization plan and has not obtained the settlement, the Mortgagee shall still have the right to require the Mortgagor bear the guaranty liability.

Article 52 Confirmation and Notice of Service Address

1. Confirmation of Delivery Address

(1). The contact information and service address hereunder are as follows:

Address of the Mortgagor: 702, Block A, Building 5, Software Industry Base, Shenzhen City;

The Addressee: Yu Shibin; Tel: [     ]; Fax: / ; Email: / .

Address of the Mortgagee: Unit A-01 of 21st Floor, and 22nd Floor, 23rd Floor, 24th Floor, 25th Floor, China Resources Financial Building, No. 2700 Keyuan Avenue, Nanshan Houhai Central District, Yuehai Street, Nanshan District, Shenzhen City; The Addressee: Shenzhen Branch of China Resources Bank of Zhuhai Co., Ltd.

(2) The Mortgagor understands and agrees that the contact information and service address hereunder shall be served as the address for service of the court/arbitration institution/Mortgagor’s litigation materials and legal documents involved in disputes hereunder.

(3) The Mortgagor understands and agrees that lawsuit materials and legal documents can be delivered through postal service by the court/arbitration institution with the aforesaid service address; and through electronic service (including e-mail, mobile phone SMS and other modern communication methods) with the above-mentioned agreed mobile phone number, fax, and e-mail address.

(4) The Mortgagor understands and agrees that during the performance hereof, once the contracting parties enter into judicial/arbitration proceedings in respect of a dispute covered hereby, the court/arbitration institution may serve the litigation materials or legal documents to Mortgagor through one or more of the aforesaid service methods, and that the service time shall be subject to the first service of the aforesaid service methods.

(5) The Mortgagor understands and agrees that the aforesaid service agreement is applicable to mediation, first instance, second instance, retrial (including retrial review) and execution stages in the litigation procedure.

(6) The Mortgagor understands and agrees that all the information such as address, mobile phone number, contact person, fax, e-mail address, etc. agreed aforesaid shall be assured to be true and valid, and that the Mortgagor shall promptly notify the Mortgagee in writing for any change in the relevant information, otherwise such service process according to the original address and other information shall still be valid, and the Mortgagor shall be liable for the legal consequences arising therefrom.

(7) The Mortgagor understands and agrees that the aforesaid agreed mobile phone number, e-mail address, etc. can be used to receive litigation materials and legal documents served by the court/arbitration institution in a timely and effective manner.

(8) The Mortgagor understands and agrees that the litigation materials and legal documents can be served by the court/arbitration institution through electronic service, and no paper documents shall be served to the legal/other agreed address of the Mortgagor.

(9) The Mortgagor is clear that in case the aforesaid agreed address, mobile phone number, e-mail address or other service information is not true, accurate and up-to-date, resulting in the failure from actual service or timely service or refusal of signature of the litigation materials and legal documents, it shall be deemed to have been validly served, and the Mortgagor shall bear the corresponding legal consequences. In case of inconsistency in the service address, the service address submitted to the court (arbitration institution) for confirmation shall prevail.

2. Notification

Where the Mortgagee sends the notice by way of announcement on its website, online banking, telephone banking, mobile banking or business outlets, the date of announcement shall be deemed as the date of delivery. Under no circumstances shall the Mortgagee be responsible for any transmission error, omission or delays in mail, fax, telephone or any other communication system.

Article 53 The Mortgagor agrees that the Mortgagee shall authorize other branches of China Resources Bank of Zhuhai Co., Ltd. to perform the rights and obligations hereunder due its business demands. Other branches of China Resources Bank of Zhuhai Co., Ltd. authorized by the Mortgagee shall have the right to exercise all rights under the Contract, and have the right to bring a lawsuit to the court or submit the dispute under the Contract to the arbitration institution for adjudication.

Article 54 In the event that the Debtor or the Mortgagor of the master contract has repaid all the guaranteed creditor’s rights to the Mortgagee and has fully fulfilled its responsibilities and obligations hereunder and other relevant documents, the Mortgagee shall assist the Mortgagor in the formalities for the release or cancellation of the mortgage.

Article 55 The lease relationship and lease information on mortgaged property are agreed as follows:

1. As of the date hereof, the Mortgagor confirms that the mortgaged property is not (is /is not) under a leasing relationship; in case of a leasing relationship, the specific information of leasing relationship such as the lessee, leasing time, rent and payment method, etc. shall be detailed in the leasing contract and other written instruments signed between the Mortgagor and the Lessee delivered by the Mortgagor to the Mortgagee, which is not/do not exist in the form of a lease to offset a debt.

The Mortgagor pledges that prior to the registration of mortgage on mortgaged property, the Mortgagor shall not alter the lease status of the mortgaged property as agreed in the preceding Articles without the consent of the Mortgagor; in case of any change in the lease of the mortgaged property as agreed in the preceding Articles, the Mortgagor shall notify the Mortgagee of the change in writing within 3 days thereafter.

2. The Mortgagee and the Mortgagor confirm that, when Both Parties register the mortgage on the mortgaged property, and declare to the registration authority the lease information such as the Lessee of the mortgaged property, the time of the lease, the rent, etc., the information on the lease shall be subject to the registration/record of the registration authority.

Both Parties agree that, in the event of the realization of the mortgage and other rights, the people’s court shall, in the course of trial and execution, take the lease contract recorded by the registration authority as the basis for determining the order of establishment of the mortgage and lease right of the mortgaged property, to which the Mortgagor shall not object.

3. In case the Mortgagor refuses to truthfully confirm/declare the leasing relationship and leasing information on the mortgaged property, the Mortgagor shall be liable for any loss caused to others.

4. In case the mortgaged property has been leased prior to the establishment of the mortgage, during the subsistence of the mortgage, the Mortgagor pledges not to extend the lease term with the Lessee without the written consent of the Mortgagee (who may re-sign a new lease contract), not to collect more than three months’ rent from the Lessee in advance, and not to utilize the accounts receivable under the lease for factoring financing, transfer, transfer of guarantees, or creation of security such as pledges.

5. During the subsistence of the mortgage, the Mortgagor shall not rent out the mortgaged property in the form of a lease against the debt without the written consent of the Mortgagee.

Chapter 14 Applicable Law and Dispute Resolution

Article 56 The laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan) shall apply hereto and all matters relating thereto.

Article 57 Disputes hereunder shall be prosecuted to the court with jurisdiction at the location of the Mortgagee, unless otherwise specified in the clause of “Other Agreed Matters” hereof. During the litigation or arbitration, the provisions of this Contract that do not involve the disputes shall still be performed.

Chapter 15 Effectiveness, Alteration and Dissolution of Contract

Article 58 The contract shall take effect on the date of its signature by Both Parties and shall terminate on the date of the Mortgagor’s full performance of its contractual obligations.

Article 59 Once the contract comes into force, neither party may alter or prematurely terminate the contract without authorization. If this Contract needs to be changed or terminated, the Mortgagor and the Mortgagee shall reach a written contract through negotiation.

Chapter 16 Supplementary Provisions

Article 60 The subheadings herein are for the convenience of reading only and shall not be used for the interpretation hereof or for any other purpose. The terms “borrowing” and “loan” herein shall have the same meaning.

Article 61 The Mortgagor shall take the initiative to understand the operations of the Debtor and the occurrence and fulfillment of various types of credit granting business hereunder.

Article 62 The original hereof is in three counterparts, one for the Mortgagor and one for the Mortgagee, all of which have the same legal effect.

Article 63 Other Agreed Matters: The original of the contract stipulated in Article 62 hereof constitutes one copy retained by the mortgage registration authority.

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THIS CONTRACT is executed by the Mortgagor and Mortgagee on November 15, 2022. The Mortgagor confirms that when signing the Contract, Both Parties have explained and discussed all the terms in detail, Both Parties have no doubt about all the terms of the Contract and have an accurate understanding of the legal significance of the parties’ rights, obligations and limitation or exemption clauses.

Mortgagee (Seal): China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch

China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch (Seal)

Legal Representative or Authorized Agent (Seal): Wu Zhaoyu (Seal)

Mortgagor (signature):	Mortgagor (signature):

Legal Representative or Authorized Agent (signature): Bao Minfei (Seal)	Certificate Type: _______________

ID No.: ______________________

Shenzhen United Time Technology Co., Ltd.(Seal)

(The above applies to legal person)	(The above applies to natural person)

Attachments:

List of Mortgaged Property Mortgage Contract No.: H. Y. (2022) S. E. D. Zi (TUO YI) No. 022

Names	Ownership Certificate and Number	Property owner (including the co-owner)	Quantity	Location	Condition	Insurance Policy No.	Others
702, 7/F, Block A, Building 5, Software Industry Base, Shenzhen City	S.F.D.Z. No.4000630679	Shenzhen United Time Technology Co., Ltd.	1	702, Block A, Building 5, Shenzhen Software Industry Base, Binhai Avenue, Nanshan District	For use own

Other Matters/Remarks: __________.

_____________________________________________________________________________________________

Mortgagor (Signature):	Mortgagee (Signature):

Shenzhen United Time Technology Co., Ltd.(Seal)	Bao Minfei (Seal)

China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch (Seal)	Wu Zhaoyu (Seal)